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MetLife Investors USA Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

December 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:   Pre-Effective Amendment No. 1
      MetLife Investors USA Insurance Company
      MetLife Investors USA Separate Account A
      Registration Statement on Form N-4 (File Nos. 333-169685/811-03365)

Commissioners:


Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on December 21, 2010, or as soon thereafter as is reasonably practicable.

METLIFE INVESTORS USA INSURANCE COMPANY
(Depositor)

METLIFE INVESTORS SEPARATE ACCOUNT A
(Registrant)

By: /s/ Gregory E. Illson
    --------------------------------
    Gregory E. Illson
    Vice President

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By: /s/ Paul M. Kos
    --------------------------------
    Paul M. Kos
    Vice President